Bodisen Biotech Announces 3rd Quarter Earnings of $0.22 per Share, 94% Increase in Revenue and 80% Increase in Net Income


Before a one time financing related accounting charge of $0.03 per share

NEW YORK--(BUSINESS WIRE)--Nov. 3, 2005--Bodisen Biotech, Inc. (AMEX: BBC, website: www.bodisen.com) announced financial results for the third quarter ended September 30, 2005. Bodisen is the first Asia based environmentally friendly bio fertilizer company listed on a US stock exchange. The following are some of the highlights as reflected in its filing with the SEC:


Selected Third Quarter 2005 Results Compared to the Same Period in 2004

     o    Revenue of $10,516,790, an increase of 94%
     o Gross profit of $3,955,609, an increase of 96%, net income of $2,871,041, an increase of 80%, after a one time financing related accounting charge
     o Basic earnings per share of $0.22 before the financing related accounting charge of $0.03 per share as a result of a $3 million financing the company completed in March 2005 (fully diluted:$0.19 after charge), an increase of 90% for both basic and fully diluted earnings per share.


Selected Results for the First Nine Months of 2005 Compared to the Same Period in 2004

     o    Revenue of $23,635,270, an increase of 100%
     o    Net income of $6,359,787, an increase of 65%
     o Gross profit increased 82% compared to the nine month period ended Sept. 30, 2004
     o Basic earnings per share of $0.42 (fully diluted: $0.41), an increase of 68% for basic earnings per share and 64% for fully diluted


REVENUE

Bodisen generated net revenue of $10,516,790 for the three month period ending Sept. 30, 2005, an increase of $5,108,949, or 94%, compared to $5,407,841 for the same period in 2004. For the nine months ended Sept. 30, 2005, the company reported net revenues of $23,635,270 an increase of $11,811,135 or approximately 100% compared to $11,824,135 for the comparable period in 2004. The increase in revenues was the result of new marketing and distribution programs, which resulted in increases in our customer base and related volume of recurring and new customer sales as well the completion of our new manufacturing facility which had a major impact on our capacity.

NET INCOME

Bodisen reported net income of $2,871,041 for the three month period ended Sept. 30, 2005, an increase of $1,274,209, or 80% from $1,596,832. For the nine months ended Sept. 30, 2005, Bodisen reported net income of $6,359,787 an increase of $2,517,965 or 65% compared to $3,841,822 for the comparable period in 2004. The increase was attributed to the growth in the demand for the Company's products as we enter new markets throughout China.

MANAGEMENT COMMENTS

Ms. Qiong Wang, CEO of Bodisen commented: "Our third quarter results have exceeded expectations. Our new production facility and new sales programs have allowed us to timely meet expected strong demand for our fertilizer products. Our products target China's 900 million farmers who increasingly prefer environmentally friendly organic fertilizers over chemical fertilizers. Chinese consumers are very conscious of food quality. Many Chinese only use foods and vegetables that are grown with organic fertilizers. In order to increase their household income, farmers across China demand fertilizers that not only generate higher crop yields such as Bodisen's products, but also are organic and environmentally friendly. Our 4th quarter sales in liquid fertilizers and pesticides have been very strong. Bodisen will have a record year of earnings for 2005. We will participate in two annual national agricultural product shows in the first two weeks of November. Last year at those shows, we generated over $20 million of orders. We expect to have even better results this year. "

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Ms. Wang continued: "Bodisen is an environmentally friendly company. The Chinese government has planned a "green" Olympics in 2008 featuring China's focus on environmental issues. Environmental concerns are among China's top priorities. Over the years, chemical fertilizers have been a major source of pollution in China harming the land and water supply. Soil damage from chemical fertilizer use has caused crop yields to dramatically decrease in many regions across
China. Market share for environmentally friendly bio fertilizers has been increasing year over year while market share for chemical fertilizers are decreasing. Bodisen's environmentally friendly fertilizers are in a favorable market environment to support our continued rapid growth. Bodisen's management is committed to increasing investor awareness. We presented Bodisen to US fund managers this fall and are pleased that well known institutional investors have participated in our growth. Bodisen will continue our investor relations efforts."


About Bodisen Biotech, Inc.


A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields.


With over 60 products and approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth. Bodisen's products are based on proprietary agricultural technology jointly developed by company scientists and university laboratories. These products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being 100% environmentally friendly.


Contact:

Bodisen Biotech, Inc.
Investor Care, 212-566-3503
info@bodisen.com

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Source: Bodisen Biotech, Inc.